EXHIBIT 99.1

NEWS

Omega Protein Reports Third Quarter Results

HOUSTON, November 14, 2004 –– Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today reported a net loss of $6.1 million (25 cents a share) for the third quarter of 2005, compared with net income of $1.8 million (7 cents a share) for the third quarter of the previous year.

Revenues for the third quarter ended September 30, 2005 were $31.4 million compared with revenues of $41.5 million for the comparable quarter of 2004. Omega Protein recorded operating losses of $9.2 million for the 2005 third quarter, versus operating income of $2.7 million for the third quarter of 2004.

For the nine months ended September 30, 2005, the Company had revenues of $82.8 million, compared with $93.0 million in revenues for the first nine months of 2004. Omega Protein recorded an operating loss of $8.2 million for the nine-month period in 2005, versus operating income of $6.9 million for the comparable period a year earlier. The Company had a net loss of $5.4 million (22 cents a share) for the 2005 nine-month period, compared with net income of $4.3 million (18 cents a share) for the first nine months of 2004.

As previously reported, during the quarter ended September 30, 2005, the Company suffered wind and flood damages to three of its four fish processing facilities as a result of Hurricanes Katrina and Rita. The direct impact of the two hurricanes upon the Company was loss of physical inventories and physical damage to the plants. The interruption of processing capabilities caused the Company to address the impact of abnormal downtime of its processing facilities, which resulted in the immediate recognition of costs which would ordinarily have been captured as inventory costs. The Company recognized an estimated loss of $13.2 million, net of insurance recoveries, resulting from natural disasters during the three and nine months ended September 30, 2005. This estimate may change as more information becomes available. Without that hurricane related loss, the Company’s pre-tax net income for the three months ended September 30, 2005 from ongoing operations was $3.7 million.

Operations at two of the Company’s fish processing facilities were re-established in mid-October, 2005, but at reduced processing capabilities. The Company currently estimates that its third Gulf Coast fish processing facility will not be re-opened until late 2006 or early 2007, but is still evaluating whether the location of that facility will be Cameron, Louisiana or the Company’s existing property at Morgan City, Louisiana. In the interim, the Company currently estimates that its full contingent of 31 Gulf Coast fishing vessels will begin the 2006 fishing season at the Company’s Moss Point and Abbeville facilities and will be unload its fish catch at those two facilities.

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others, (1) the possibility that the Company’s preliminary estimates and assumptions for its calculation of hurricane losses could be incorrect; (2) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions and disease; (3) the impact of worldwide supply and demand relationships on prices for the Company’s products; (4) Omega Protein’s expectations regarding demand for OmegaPure® proving to be incorrect; and (5) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its 2004 Annual Report on Form 10K under the headings, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Factors and Significant Factors That May Affect Forward-Looking Statements” and “–Seasonality and Quarterly Results.”

OMEGA PROTEIN CORPORATION

Statement of Operations

(unaudited)

	Three Months Ended September 30,		Nine months Ended September 30,
	2005	2004	2005	2004
	(in thousands, except per share amounts)
Revenues	$31,418	$41,501	$82,759	$93,013
Cost of sales	24,032	36,376	68,500	78,821

Gross profit	7,386	5,125	14,259	14,192
Selling, general and administrative expense	3,365	2,425	9,100	7,305
Loss resulting from natural disasters	13,183	—	13,183	—
Loss (gain) on disposal of assets	39	(3)	135	1

Operating income (loss)	(9,201)	2,703	(8,159)	6,886
Interest income (expense), net	(232)	81	(407)	(289)
Other expense (income), net	(66)	(57)	125	(160)

Income (loss) before income taxes	(9,499)	2,727	(8,441)	6,437
Provision (benefit) for income taxes	(3,359)	911	(3,067)	2,148

Net income (loss)	$(6,140)	$1,816	$(5,374)	$4,289

Basic earnings (loss) per share	$(0.25)	$0.07	$(0.22)	$0.18

Average common shares outstanding	24,997	24,517	24,957	24,451

Diluted earnings (loss) per share	$(0.25)	$0.07	$(0.22)	$0.16

Average common shares and common share equivalents outstanding	24,997	26,466	24,957	26,439

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OMEGA PROTEIN CORPORATION

CONDENSED BALANCE SHEET

(Unaudited)

	September 30, 2005	December 31, 2004
	(in thousands)
ASSETS
Current assets	$88,876	$88,844
Property and equipment, net	92,796	97,766
Deferred tax assets, net	5,258	1,754
Other assets	1,902	1,798

Total assets	$188,832	$190,162

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$19,715	$15,707
Long-term debt, less current maturities	14,680	15,943
Other long-term liabilities	9,458	8,845
Stockholders’ equity	144,979	149,667

Total liabilities and stockholders’ equity	$188,832	$190,162

Book value per share outstanding	$5.79	$6.02

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CONTACT:

Investor Relations, (713) 623-0060

Web site: www.omegaproteininc.com

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